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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      NAME:
                                  Janus Adviser

   ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):
                100 Fillmore Street, Denver, Colorado 80206-4928

                     TELEPHONE NUMBER (INCLUDING AREA CODE):
                                 (303) 333-3863

                    NAME AND ADDRESS OF AGENT FOR SERVICE OF
                                    PROCESS:
                               Kelley Abbott Howes
                                  Janus Adviser
                               100 Fillmore Street
                           Denver, Colorado 80206-4928

                                 With a copy to:
                           Geoffrey R.T. Kenyon, Esq.
                               Goodwin Proctor LLP
                                 Exchange Place
                                Boston, MA 02109


The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES [X]                         NO [ ]


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Pursuant to the requirements of the Investment Company Act of 1940, the
Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Denver, and State of Colorado on the 13th day of June, 2003.


                                              JANUS ADVISER



                                              By:      /s/  Loren M. Starr

                                                       Loren M. Starr
                                                       President and
                                                       Chief Executive Officer


Attest: /s/  Kelley Abbott Howes
Name:   Kelley Abbott Howes
Title:  Secretary